News Release

Cenveo Reports Third Quarter 2016 Results
- Redeeming 50% of Remaining 11.5% Notes, Repurchased Most of 7% Convertible Notes -

STAMFORD, CT – (November 2, 2016) - Cenveo, Inc. (NYSE: CVO) reported financial results for the third quarter ended October 1, 2016. The reported results for all periods presented exclude the operating results of the Company’s packaging operating segment as well as its top-sheet lithographic print operation, as they have been classified in the Company’s condensed consolidated financial statements as discontinued operations.

Third Quarter 2016 vs. Third Quarter 2015 Overview

•	Net Sales of $406.0 million compared to $419.8 million.

•	Net income of $9.4 million compared to a net loss of $3.2 million.

•	Adjusted EBITDA of $38.9 million compared to $42.0 million.

•	Income from continuing operations of $8.7 million, or $1.00 per diluted share, compared to a loss of $3.6 million, or $0.42 per diluted share.

•	Cash flow from continuing operations of $7.8 million compared to $9.8 million.

Management Commentary
“Our third quarter was generally in line with our expectations,” said Robert G. Burton, Sr., Chairman and CEO of Cenveo. “In our label segment, revenue was impacted by our decision to exit our coating operations, which accounted for the majority of the quarter-over-quarter revenue decline for that segment. In envelope, continued growth in our direct mail products helped mitigate softness in our wholesale and office products, which was driven by disruption and inventory rationalization in the office superstore channel. From a balance sheet perspective, we acquired through open market repurchases over half of our outstanding 7% convertible notes and commenced the process of redeeming half of our 11.5% unsecured notes due May 2017. We anticipate addressing the balance of our 2017 maturities in the first quarter of 2017.

“As we enter the fourth quarter, we will continue our focus on operational improvements and improved cash flow, which should significantly improve due to the reduction in our cash interest costs. Despite challenges in certain marketplaces, we believe our expectations for our direct mail envelope products and print related products continue to be a strong foundation for our organization, and our capital reinvestment plans this year will provide meaningful contributions to our future prospects."

Third Quarter Financial Results
Net sales in the third quarter of 2016 were $406.0 million compared to $419.8 million in the same period last year, a 3% decline. This was primarily driven by lower sales in the envelope segment, resulting from lower demand in the Company’s wholesale and office product envelopes, which accounts for approximately 2% of our consolidated net sales decline. In addition, Cenveo experienced lower sales in its label segment primarily due to the decision to exit its coating operation, which was completed in the second quarter of 2016 and accounts for approximately 1% of our consolidated net sales decline. These declines were offset in part by higher direct mail envelope volumes.

Operating income in the third quarter increased 7% to $20.9 million compared to $19.5 million in the same period last year. The increase was primarily due to a significant restructuring charge in the third quarter of 2015 related to the closure of a print facility, partially offset by lower gross profit in the label and envelope segments in the third quarter of 2016 due the aforementioned lower demand and decision to exit the coating operation. Non-GAAP operating income in the third quarter of 2016 was $25.5 million compared to non-GAAP operating income of $29.0 million for the same period last year. A reconciliation of all non-GAAP figures are reported in the tables below.

Income from continuing operations in the third quarter was $8.7 million, or $1.00 per diluted share, compared to a loss of $3.6 million, or $0.42 per diluted share, for the same period last year. The significant increase was primarily driven by gains on the early extinguishment of debt of $7.4 million. Non-GAAP income from continuing operations in the third quarter was $6.0 million, or $0.67 per diluted share, compared to income of $6.5 million, or $0.59 per diluted share, in the same period last year.

Net income in the third quarter was $9.4 million compared to a net loss of $3.2 million for the same period last year. Adjusted EBITDA was $38.9 million compared to $42.0 million for the same period last year.

Cash flow provided by operating activities of continuing operations for the third quarter of 2016 was $7.8 million compared to $9.8 million for the same period last year. The decrease was primarily due to changes in working capital, particularly the timing of sales and collections from customers and the timing of payments to vendors, partially offset by lower pension contributions.

At October 1, 2016, cash and equivalents totaled $4.9 million compared to $7.8 million at January 2, 2016. Total principal debt outstanding declined 12% to $1.1 billion compared to $1.2 billion at January 2, 2016. The Company has commenced the process of redeeming $20.0 million face value of its 11.5% unsecured notes due in May 2017 at a call price of par. It expects the redemption process for this portion of the remaining notes to close in December. The Company expects to redeem the remaining portion of the 11.5% unsecured notes no later than the end of the first quarter of 2017.
2016 Outlook
Cenveo reaffirms its 2016 net sales expectation of approximately $1.7 billion. Adjusted EBITDA is now expected to be at the low end of the $155 million to $160 million range. Capital expenditures in 2016 are still expected to be no less than $40 million with Adjusted Free Cash Flow expected to range between $20 million and $30 million, primarily driven by the higher capital expenditures.

Certain components of the guidance provided above are on a non-GAAP basis only, without providing a reconciliation to guidance provided on a GAAP basis.  Information is presented in this manner, consistent with SEC rules, because the preparation of such a reconciliation could not be accomplished without “unreasonable efforts.”  The Company does not have access to certain information that would be necessary to provide such a reconciliation, including non-recurring items that are not indicative of the Company’s ongoing operations.  Such items include, but are not limited to, integration, acquisition and other charges, impairment of intangible assets, gain on bargain purchase, restructuring and other charges, (gain) loss on early extinguishment of debt, net and other similar gains or losses not reflective of the Company's ongoing operations.  The Company does not believe that this information is likely to be significant to an assessment of the Company’s ongoing operations, given that it is not an indicator of business performance.

Conference Call
Cenveo will host a conference call tomorrow, Thursday, November 3, 2016 at 9:00 a.m. Eastern Time. The conference call will be available via webcast, which can be accessed via the Internet at www.cenveo.com.

About Cenveo
Cenveo (NYSE: CVO), world headquartered in Stamford, Connecticut, is a leading global provider of print and related resources, offering world-class solutions in the areas of custom labels, envelopes, commercial print, content management and publisher solutions. The company provides a one-stop offering through services ranging from design and content management to fulfillment and distribution. With a worldwide distribution platform, we pride ourselves on delivering quality solutions and service every day for our diverse base of customers. For more information please visit us at www.cenveo.com

Use of Non-GAAP Measures
In addition to results presented in accordance with accounting principles generally accepted in the U.S. ("GAAP"), we use certain non-GAAP financial measures, including Adjusted EBITDA, non-GAAP income (loss) from continuing operations, non-GAAP operating income, non-GAAP operating income margin, and adjusted free cash flow. Non-GAAP operating income is defined as operating income excluding integration, acquisition and other charges, stock-based compensation provision, and restructuring and other charges. Non-GAAP operating income margin is calculated by dividing non-GAAP operating income into net sales. Non-GAAP income (loss) from continuing operations excludes integration, acquisition and other charges, stock-based compensation provision, impairment of intangible assets, gain on bargain purchase, restructuring and other charges, (gain) loss on early extinguishment of debt, net, and an adjustment to income taxes to reflect an estimated cash tax rate. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization, integration, acquisition and other charges, stock-based compensation provision, restructuring and other charges, impairment of intangible assets, gain on bargain purchase, (gain) loss on early extinguishment of debt, net, and (loss) income from discontinued operations, net of taxes. Adjusted free cash flow is defined as Adjusted EBITDA less cash interest, cash taxes, and capital expenditures, net of proceeds from the sale of plant, property and equipment. Organic revenue growth is defined as the growth in net sales, after adjusting for the estimated impact of acquisitions. These are non-GAAP financial measures, as defined herein, and should be read in conjunction with GAAP financial measures. A reconciliation of income (loss) from continuing operations to non-GAAP income (loss) from continuing operations, operating income to non-GAAP operating income, and net income (loss) to Adjusted EBITDA is presented in the attached tables. These non-GAAP financial measures are not presented as an alternative to cash flows from continuing operations, as a measure of our liquidity or as an alternative to reported net loss as an indicator of our operating performance. The non-GAAP financial measures as used herein may not be comparable to similarly titled measures reported by competitors.

We believe the use of Adjusted EBITDA, non-GAAP income (loss) from continuing operations, non-GAAP operating income, non-GAAP operating income margin and adjusted free cash flow along with GAAP financial measures enhances the understanding of our operating results and may be useful to investors in comparing our operating performance with that of our competitors and estimating our enterprise value. Adjusted EBITDA is also a useful tool in evaluating the core operating results of the Company given the significant variation that can result from, for example, the timing of capital expenditures, the amount of intangible assets recorded or the differences in assets’ lives. We also use Adjusted EBITDA internally to evaluate the operating performance of our segments, to allocate resources and capital to such segments, to measure performance for incentive compensation programs, and to evaluate future growth opportunities. The non-GAAP financial measures included in this press release are reconciled to their most directly comparable GAAP financial measures in the tables included herein.

Forward-Looking Statements
Statements made in this release, other than those concerning historical financial information, may be considered "forward-looking statements," which are based upon current expectations and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. In view of such uncertainties, investors should not place undue reliance on our forward-looking statements. Such statements speak only as of the date of this release, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Factors which could cause actual results to differ materially from management’s expectations include, without limitation: (i) recent United States and global economic conditions have adversely affected us and could continue to do so; (ii) our substantial level of indebtedness could materially adversely affect our financial condition, liquidity and ability to service or refinance our debt, and prevent us from fulfilling our business obligations; (iii) our ability to pay the principal of, or to reduce or refinance, our outstanding indebtedness depends on many factors; (iv) the terms of our indebtedness imposing significant restrictions on our operating and financial flexibility; (v) additional borrowings available to us which could further exacerbate our risk exposure from debt; (vi) our ability to successfully integrate acquired businesses with our business; (vii) a decline in our consolidated profitability or profitability within one of our individual reporting units could result in the impairment of our assets, including goodwill and other long-lived assets; (viii) the industries in which we operate our business are highly competitive and extremely fragmented; (ix) a general absence of long-term customer agreements in our industry, subjecting our business to quarterly and cyclical fluctuations; (x) factors affecting the United States postal services impacting demand for our products; (xi) the availability of the Internet and other electronic media adversely affecting our business; (xii) increases in paper costs and decreases in the availability of raw materials; (xiii) our labor relations; (xiv) our compliance with environmental laws; (xv) our dependence on key management personnel; (xvi) any failure, interruption or security lapse of our information technology systems; and (xvii) statutory requirements that share repurchases are subject to certain asset sufficiency standards This list of factors is not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that would impact our business. Additional information regarding these and other factors can be found in Cenveo, Inc.’s periodic filings with the SEC, which are available at www.cenveo.com.

Inquiries from analysts and investors should be directed to Ayman Zameli at (203) 595-3063.

Cenveo, Inc. and Subsidiaries Condensed Consolidated Statements of Comprehensive Income (Loss) (in thousands, except per share data) (unaudited)

	For the Three Months Ended		For the Nine Months Ended
	October 1, 2016	September 26, 2015	October 1, 2016	September 26, 2015
Net sales	$405,955	$419,783	$1,242,757	$1,262,819
Cost of sales	335,733	347,409	1,033,122	1,050,004
Selling, general and administrative expenses	45,560	45,394	137,533	136,559
Amortization of intangible assets	1,375	1,981	4,361	5,756
Restructuring and other charges	2,414	5,483	8,284	11,529
Operating income	20,873	19,516	59,457	58,971
Interest expense, net	20,318	25,095	65,925	76,001
(Gain) loss on early extinguishment of debt, net	(7,442)	—	(80,328)	559
Other income, net	(1,735)	(1,332)	(2,825)	(773)
Income (loss) from continuing operations before income taxes	9,732	(4,247)	76,685	(16,816)
Income tax expense (benefit)	987	(685)	4,060	(1,720)
Income (loss) from continuing operations	8,745	(3,562)	72,625	(15,096)
Income (loss) from discontinued operations, net of taxes	686	319	(4,435)	1,769
Net income (loss)	9,431	(3,243)	68,190	(13,327)
Other comprehensive income (loss):
Changes in pension and other employee benefit accounts, net of taxes	2,507	1,433	7,467	4,117
Currency translation adjustment, net	557	(1,893)	2,142	(3,132)
Total other comprehensive income (loss)	3,064	(460)	9,609	985
Comprehensive income (loss)	$12,495	$(3,703)	$77,799	$(12,342)

Income (loss) per share – basic:
Continuing operations	$1.02	$(0.42)	$8.53	$(1.78)
Discontinued operations	0.08	0.04	(0.52)	0.21
Net income (loss)	$1.10	$(0.38)	$8.01	$(1.57)

Income (loss) per share – diluted:
Continuing operations	$1.00	$(0.42)	$7.61	$(1.78)
Discontinued operations	0.08	0.04	(0.46)	0.21
Net income (loss)	$1.08	$(0.38)	$7.15	$(1.57)

Weighted average shares outstanding:
Basic	8,552	8,484	8,518	8,477
Diluted	8,967	8,484	9,745	8,477

Cenveo, Inc. and Subsidiaries Condensed Consolidated Statements of Cash Flows (in thousands) (unaudited)

	For the Nine Months Ended
	October 1, 2016	September 26, 2015
Cash flows from operating activities:
Net income (loss)	$68,190	$(13,327)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Loss on sale of discontinued operations, net of taxes	1,948	—
Loss (income) from discontinued operations, net of taxes	2,487	(1,769)
Depreciation and amortization, excluding non-cash interest expense	35,545	35,633
Non-cash interest expense, net	6,963	7,532
Deferred income taxes	1,068	(2,962)
Gain on sale of assets	(4,468)	(2,323)
Non-cash restructuring and other charges, net	3,450	6,050
(Gain) loss on early extinguishment of debt, net	(80,328)	559
Stock-based compensation provision	1,230	1,481
Other non-cash charges	3,491	3,711
Changes in operating assets and liabilities:
Accounts receivable	29,491	5,243
Inventories	8,186	(12,530)
Accounts payable and accrued compensation and related liabilities	(39,004)	(3,790)
Other working capital changes	(24,952)	(12,037)
Other, net	108	(9,971)
Net cash provided by operating activities of continuing operations	13,405	1,500
Net cash (used in) provided by operating activities of discontinued operations	(7,739)	13,345
Net cash provided by operating activities	5,666	14,845
Cash flows from investing activities:
Capital expenditures	(31,173)	(19,245)
Cost of business acquisitions	—	(1,996)
Proceeds from sale of property, plant and equipment	8,272	1,471
Proceeds from sale of assets	2,000	2,180
Net cash used in investing activities of continuing operations	(20,901)	(17,590)
Net cash provided by (used in) investing activities of discontinued operations	94,364	(1,864)
Net cash provided by (used in) investing activities	73,463	(19,454)
Cash flows from financing activities:
Proceeds from issuance of 4% secured notes due 2021	50,000	—
Payment of financing-related costs and expenses and debt issuance discounts	(9,967)	(1,309)
Repayments of other long-term debt	(4,115)	(3,345)
Repayment of 11.5% senior notes due 2017	(4,725)	(22,720)
Repayment of 7% senior exchangeable notes	(40,207)	—
Purchase and retirement of common stock upon vesting of RSUs	(341)	(218)
Proceeds from exercise of stock options	—	2
Borrowings under ABL Facility due 2021	368,600	358,900
Repayments under ABL Facility due 2021	(441,700)	(328,500)
Net cash (used in) provided by financing activities of continuing operations	(82,455)	2,810
Net cash used in financing activities of discontinued operations	(8)	(352)
Net cash (used in) provided by financing activities	(82,463)	2,458
Effect of exchange rate changes on cash and cash equivalents	443	(536)
Net decrease in cash and cash equivalents	(2,891)	(2,687)
Cash and cash equivalents at beginning of period	7,785	14,593
Cash and cash equivalents at end of period	4,894	11,906
Less cash and cash equivalents of discontinued operations	—	(2,332)
Cash and cash equivalents of continuing operations at end of period	$4,894	$9,574

Cenveo, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (in thousands)

	October 1, 2016	January 2, 2016
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,894	$7,785
Accounts receivable, net	222,668	254,042
Inventories, net	111,797	121,615
Prepaid and other current assets	39,318	46,731
Assets of discontinued operations - current	—	48,566
Total current assets	378,677	478,739

Property, plant and equipment, net	208,710	210,578
Goodwill	175,304	175,338
Other intangible assets, net	126,184	130,450
Other assets, net	23,362	24,070
Assets of discontinued operations - long-term	—	62,851
Total assets	$912,237	$1,082,026

Liabilities and Shareholders’ Deficit
Current liabilities:
Current maturities of long-term debt	$57,132	$5,373
Accounts payable	172,272	200,120
Accrued compensation and related liabilities	23,027	31,961
Other current liabilities	61,580	88,814
Liabilities of discontinued operations - current	280	22,268
Total current liabilities	314,291	348,536

Long-term debt	986,955	1,203,250
Other liabilities	193,232	198,926
Liabilities of discontinued operations - long-term	—	1,153
Commitments and contingencies
Shareholders’ deficit:
Preferred stock	—	—
Common stock	86	85
Paid-in capital	382,038	372,240
Retained deficit	(868,044)	(936,234)
Accumulated other comprehensive loss	(96,321)	(105,930)
Total shareholders’ deficit	(582,241)	(669,839)
Total liabilities and shareholders’ deficit	$912,237	$1,082,026

Cenveo, Inc. and Subsidiaries Reconciliation of Operating Income to Non-GAAP Operating Income (in thousands) (unaudited)

	For the Three Months Ended		For the Nine Months Ended
	October 1, 2016	September 26, 2015	October 1, 2016	September 26, 2015

Operating income	$20,873	$19,516	$59,457	$58,971
Integration, acquisition and other charges	2,013	2,986	4,047	5,487
Stock-based compensation provision	222	1,037	1,230	1,481
Restructuring and other charges	2,414	5,483	8,284	11,529
Non-GAAP operating income	$25,522	$29,022	$73,018	$77,468

Cenveo, Inc. and Subsidiaries
Reconciliation of Income (Loss) from Continuing Operations to Non-GAAP Income from Continuing Operations and Related Per Share Data
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	October 1, 2016	September 26, 2015	October 1, 2016	September 26, 2015

Income (loss) from continuing operations	$8,745	$(3,562)	$72,625	$(15,096)
Integration, acquisition and other charges	2,013	2,986	4,047	5,487
Stock-based compensation provision	222	1,037	1,230	1,481
Restructuring and other charges	2,414	5,483	8,284	11,529
(Gain) loss on early extinguishment of debt, net	(7,442)	—	(80,328)	559
Income tax (benefit) expense	(193)	(427)	130	(1,930)
Interest expense on 7% Notes, net of taxes	211	977	1,521	2,931
Non-GAAP income from continuing operations	$5,970	$6,494	$7,509	$4,961

Income (loss) per share – diluted:
Continuing operations	$0.98	$(0.32)	$7.45	$(1.37)
Integration, acquisition and other charges	0.22	0.27	0.42	0.50
Stock-based compensation provision	0.02	0.09	0.12	0.13
Restructuring and other charges	0.27	0.50	0.85	1.05
(Gain) loss on early extinguishment of debt, net	(0.83)	—	(8.24)	0.05
Income tax (benefit) expense	(0.02)	(0.04)	0.01	(0.18)
Interest expense on 7% Notes, net of taxes	0.03	0.09	0.16	0.27
Non-GAAP income from continuing operations	$0.67	$0.59	$0.77	$0.45

Weighted average shares - diluted	8,967	10,998	9,745	10,990

Cenveo, Inc. and Subsidiaries Reconciliation of Net Income (Loss) to Adjusted EBITDA (in thousands) (unaudited)

	For the Three Months Ended		For the Nine Months Ended
	October 1, 2016	September 26, 2015	October 1, 2016	September 26, 2015

Net income (loss)	$9,431	$(3,243)	$68,190	$(13,327)
Interest expense, net	20,318	25,095	65,925	76,001
Income tax expense (benefit)	987	(685)	4,060	(1,720)
Depreciation	10,314	9,654	31,184	29,877
Amortization of intangible assets	1,375	1,981	4,361	5,756
Integration, acquisition and other charges	2,013	2,986	4,047	5,487
Stock-based compensation provision	222	1,037	1,230	1,481
Restructuring and other charges	2,414	5,483	8,284	11,529
(Gain) loss on early extinguishment of debt, net	(7,442)	—	(80,328)	559
(Income) loss from discontinued operations, net of taxes	(686)	(319)	4,435	(1,769)
Adjusted EBITDA, as defined	$38,946	$41,989	$111,388	$113,874